Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Shaun Smolarz, Financial Writer
China TransInfo Technology Corp	Email: shaun.smolarz@ccgir.com
Email: ir@ctfo.com	Tel: +1-646-701-7444
TelF+ 86 10 –5169 1657
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915
CCG Investor Relations
Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China TransInfo Acquires Majority Interest in UNISITS

BEIJING, CHINA, March 22, 2010 - China TransInfo Technology Corp., (Nasdaq Global Market: CTFO), ("China TransInfo" or the "Company"), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China ("PRC"), today announced that the Company and its variable interest entity, China TransInfo Technology Group Co., Ltd. (the "Group Company") entered into certain equity transfer agreements (the Equity Transfer Agreements") with several individual shareholders (the "Transferors") of Beijing UNISITS Technology Co. Ltd. ("UNISITS"), pursuant to which the Group Company acquired 30.85% equity interest in UNISITS from the Transferors.

Pursuant to the Equity Transfer Agreements, the Group Company purchased approximately 16.23 million shares of UNISITS from the Transferors in exchange for RMB 4.41 million (approximately US$0.65 million) in cash (the "Cash Consideration"), 40% of which is payable within seven days after the effective date of the Equity Transfer Agreements, and approximately 1.16 million shares of the Company’s common stock, which are issuable within 30 days of the effective date of the Equity Transfer Agreements.

The Equity Transfer Agreements contain "make good" provisions, under which the Transferors agree to deposit a total of 697,162 shares of the Company’s common stock with an escrow agent designated by the Company that they will receive as partial consideration for the acquisition. Specifically, if UNISITS’s 2010 after-tax net income under Chinese GAAP is less than RMB 37.50 million (approximately US$5.50 million) or its 2011 after-tax net income under Chinese GAAP is less than RMB 46.88 million (approximately US$6.86 million), then 50% of the shares of the Company’s common stock deposited by the Transferors in escrow will be returned to the Company for cancellation for each applicable year. In addition, for each applicable year as described above, the Company will not be required to pay the remainder of the Cash Consideration, which represents RMB 1.323 million (approximately US$0.19 million), or 30% of the total Cash Consideration, per year if UNISITS fails to meet the respective performance targets. The Company believes that the "make good" provisions will incentivize UNISITS management team to meet its performance targets.

Prior to this acquisition, as the Company previously announced on September 15, 2009, Mr. Shudong Xia, the Company’s Chairman and Chief Executive Officer, entered into an agreement to acquire a 35.17% equity interest in UNISITS and granted to the Group Company a perpetual option to acquire all of Mr. Xia’s equity interest in UNISITS upon the expiration of a five-year lock-up period. Following the execution of the Equity Transfer Agreements and the exercise of the option, the Group Company will own an aggregate of 66.02% equity interest in UNISITS.

"With the Group Company’s majority ownership of UNISITS, we look forward to collaborating closely with UNISITS’ management team to develop more synergies in technology and product marketing, as well as to build clear market leadership with a broad product portfolio and unrivaled technological resources," commented Mr. Xia. "We are excited by the profitable growth opportunities that UNISITS provides China TransInfo, including in the expressway intelligent transportation systems market and our real-time traffic platforms."

UNISITS primarily provides traffic engineering electronics and machinery (E&M) systems for expressways in China. Presently, UNISITS has a presence in more than 20 provinces with a total coverage of over 8,000 kilometers of expressways in China. Through its close cooperation with Tsinghua University, UNISITS has developed an expressway weigh-in-motion system and lighting control system, both of which have been widely applied in a number of provinces in China. In addition, UNISITS provides intelligent transportation products and services to railways and urban transportation markets in China.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the "Group Company") and the Group Company’s PRC operating subsidiaries, is primarily focused on providing transportation information services and comprehensive solutions based on GIS technologies. The Company aims to become the largest transportation information products and comprehensive solutions provider, as well as the largest real time transportation information platform operator and provider in China. In addition, the Company is developing its transportation system to include Electronic Toll Collection (ETC) technology. As the co-formulator of several transportation technology national standards, the Company owns software copyrights for 89 software products and has won 5 of the 10 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University provides the Company access to the University’s GeoGIS Research Laboratory, including 30 Ph.D. researchers. As a result, the Company is playing a key role in setting the standards for electronic transportation information solutions. For more information, please visit the Company’s website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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